Exhibit 23.2

CONSENT OF PROFESSIONAL GEOLOGIST

I hereby consent to the inclusion and reference of statements made by me regarding the Goldbanks East Prospect leased by Link Resources Inc. in the Form S-1 Registration Statement, to be filed by Link Resources Inc. with the United States Securities and Exchange Commission. I further concur with the summary of my geologic report for the Goldbanks East Prospect, Pershing County, Nevada, by Link Resources Inc. included in the Form S-1 and agree to being named as an expert in the Form S-1.

Dated in Sparks, Nevada: August 20, 2008

/s/ Robert D. Thomas
Robert D. Thomas